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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 10, 2005.

REGISTRATION NO. 333-14457

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

WORLD AIR HOLDINGS, INC. (Exact Name of Registrant as Specified in its Charter)
DELAWARE	20-2121036

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
THE HLH BUILDING, 101 WORLD DRIVE, PEACHTREE CITY, GEORGIA	30269

(Address of Principal Executive Offices)	(Zip Code)
WORLD AIRWAYS, INC. NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN (Full Title of the Plan)
Randy J. Martinez World Air Holdings, Inc. The HLH Building 101 World Drive Peachtree City, Georgia 30269 (Name and Address of Agent For Service)
(770) 632-8000 (Telephone Number, Including Area Code, of Agent for Service)

With copy to:
 Todd Wade, Esq.
Powell Goldstein LLP
One Atlantic Center
Suite 1400
1201 West Peachtree Street, NW
Atlanta, Georgia 30309
(404) 572-6600

EXPLANATORY NOTE

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

        This post-effective amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the "Securities Act"), to reflect the creation by World Airways, Inc., a Delaware corporation (the "Company"), of a new holding company, World Air Holdings, Inc., a Delaware corporation ("Holdings"). The creation of Holdings was effected pursuant to an Agreement and Plan of Merger, dated as of January 10, 2005 (the "Plan of Merger"), by and among the Company, Holdings, and World Merger Subsidiary, a Delaware corporation ("Merger Sub") and a wholly-owned subsidiary of Holdings. The Plan of Merger provided for, among other things, the merger (the "Merger") of Merger Sub with and into the Company, with the Company continuing as the surviving corporation. Pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, stockholder approval of the Merger was not required.

        As a result of the Merger, which became effective on January 10, 2005, the Company became a direct wholly-owned subsidiary of Holdings, and each outstanding share of the common stock of the Company, par value $.001 per share (the "Company Common Stock"), was converted into one share of the common stock of Holdings, par value $.001 per share (the "Holdings Common Stock").

        In accordance with Rule 414 under the Securities Act, Holdings hereby expressly adopts this registration statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended. Subsequent to the Merger, the World Airways, Inc. Non-Employee Directors' Stock Option Plan (the "Plan") will continue to cover the eligible persons under the Plan. However, the eligible persons will be entitled to receive shares of Holdings Common Stock in accordance with the Plan rather than shares of the Company Common Stock.

        All applicable registration fees were paid at the time of the original filing of this registration statement.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Peachtree City, Georgia, on the 10th day of January 2005.

WORLD AIR HOLDINGS, INC.
By:	/s/ GILBERTO M. DUARTE, JR. Gilberto M. Duarte, Jr. Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Position	Date

/s/ RANDY J. MARTINEZ Randy J. Martinez	President, Chief Executive Officer and Director (Principal Executive Officer)	January 10, 2005
/s/ GILBERTO M. DUARTE, JR. Gilberto M. Duarte, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)	January 10, 2005
/s/ A. SCOTT ANDREWS A. Scott Andrews	Director	January 10, 2005
/s/ JOHN E. ELLINGTON John E. Ellington	Director	January 10, 2005
/s/ RUSSELL L. RAY, JR. Russell L. Ray, Jr.	Director	January 10, 2005
/s/ PETER M. SONTAG Peter M. Sontag	Director	January 10, 2005

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EXPLANATORY NOTE POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
SIGNATURES